UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 23, 2010

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania	17703-0967
(Address of principal executive offices)	(Zip Code)

(570) 322-1111

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.              Departure of Directors or Certain Officers’ Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 23, 2010, the Board of Directors of Jersey Shore State Bank (the “Bank”), the wholly owned subsidiary of Penns Woods Bancorp, Inc. (the “Corporation”) adopted a Performance-Based Cash Incentive Plan.  The plan  provides at-risk compensation awards to eligible employees, which will include: full-time employees of the Bank (except employees who are eligible for employee commission incentive programs);  part-time employees who are eligible to participate in the Bank’s Pension Plan and/or 401(k) Plan; and any employee who has a minimum of one year of service with the Bank in which the employee worked a minimum of 1,000 hours but does not yet meet all of the eligibility requirements for participation in the Bank’s Pension Plan and/or 401(k) Plan.  In addition, the employee must receive an overall rating of “Good” or higher on his or her most recent individual performance appraisal prior to the end of the plan year.  The plan is designed to support organizational objectives and financial goals set forth in the Bank’s strategic business plan and financial plan.  The plan will further align the interests of the Corporation’s shareholders with those of the Bank’s employees and assist the Bank in attracting, retaining and motivating high-quality personnel, who contribute to the success and profitability of the Bank.

The compensation committee of the Corporation  (the “Committee”) will administer the plan and by resolution establish six target results criteria on an annual basis.  Target results are based upon the annual goals of the Bank, which are consistent with the Bank’s strategic business plan and financial plan, and which must be met in order to receive a cash award under the plan.  The target results integrate industry peer group standards with the goals set forth in the Bank’s strategic business plan and financial plan. Targets are weighted to reflect the relative importance of each goal to the Bank’s goals under its strategic business plan and financial plan.

The Committee has the discretion to exclude nonrecurring or extraordinary items of income, gain, expense or loss, or any other factor it may deem relevant in its determination as to whether the target results have been satisfied.  The Committee must conclude that an award, in such a circumstance, would ensure that the best interests of the Bank and the Corporation’s shareholders are protected and are not in conflict with the interests of the plan’s participants.

Cash awards will be based upon a percentage of eligible compensation, which will be the employee’s Form W-2 gross wages net of any amount included as a payment for any prior year bonus awards.  The higher the eligible employee’s position is with the Bank, the greater the percentage of the employee’s eligible compensation may be received as a cash award.  No cash awards are expected to be granted for 2010 performance until the first quarter of 2011.

If a plan participant’s employment is terminated with the Bank, other than as a result of death or retirement (which generally will be attaining the age of 65) during the plan year, the participant will not be eligible to receive a bonus award even if the target results are reached. If plan participant is terminated as a result of death or retirement and the participant worked at least six months during the plan year, the participant, or in the case of death, the participant’s beneficiary, will be eligible to receive a pro-rated bonus at the same time and in the same manner as cash bonuses are paid to the other participants in the plan.

Annual awards determined by the Committee under the plan are subject to the approval of the Board of Directors of the Bank.  The Committee may only make awards when it deems such awards are in the best interests of the Bank, the Corporation’s shareholders and the plan participants.  The Committee or the Board may take action to amend, modify, suspend, reinstate or terminate the plan at any time, such amendments, modifications, suspensions, reinstatements or terminations may apply retroactively.

A copy of the Performance-Based Cash Incentive Plan is attached hereto as Exhibit 10.1.  The foregoing description of the Plan is qualified by reference to Exhibit 10.1.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits:

10.1                           Form of Performance-Based Cash Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: March 24, 2010

	By:	/s/ Brian L. Knepp
Brian L. Knepp
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Performance-Based Cash Incentive Plan